Exhibit 99.2

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO & Treasurer	Vice President, Marketing & Communications
407.650.1510	407.650.1205

CNL Hotels & Resorts Agrees to Sell 32 Properties for $405 Million

(ORLANDO, Fla.) December 14, 2006 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today that it entered into an agreement to sell 32 non-strategic hotels to an affiliate of Whitehall Street Global Real Estate Limited Partnership 2005 for approximately $405 million, or $88,447 per key. The sale price, which is subject to adjustment, represents a 7.8 percent capitalization rate based on projected 2006 net operating income.

The majority of the hotels are in the select service segment, comprising a total of 4,579 rooms, including: 14 Hampton Inns, 4 Holiday Inns, 3 Holiday Inn Expresses, 3 Residence Inns, 3 Sheratons, 2 Sheraton Four Points, 1 Courtyard, 1 Homewood Suites and 1 Ramada.

Thomas J. Hutchison III, CEO of CNL Hotels & Resorts, stated, “This sale demonstrates our continued ability to leverage a healthy lodging market by recycling capital through the sale of non-strategic assets. Further, this transaction marks a significant step in our efforts to refine the quality and distinction of our portfolio, intensifying our focus on luxury and upper-upscale assets as we seek ways to maximize shareholder value by the end of 2007, as provided by our charter.”

CNL Hotels & Resorts intends to use the net proceeds from the sale, which is expected to close in the first quarter of 2007, for general corporate purposes including the retirement of long-term debt. The transaction is subject to certain closing conditions and there can be no assurance that the sale will be completed.

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. is a leading real estate investment trust and owner of one of the most distinctive portfolios in the lodging industry. With a focus on luxury and upper-upscale properties, the company currently has approximately $6 billion in total assets with 91 hotels and resorts across North America that operate under premium brands such as The Waldorf=Astoria Collection, Hilton, The Ritz-Carlton, JW Marriott, Marriott and Hyatt. For more information, please visit www.cnlhotels.com.

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Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the planned use of sales proceeds, possible purchase price adjustment, the closing of the sale, CNL Hotels & Resorts, Inc. (the “Company”) strategy, maximizing value for the Company’s shareholders and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," “could”, "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations and those described in the forward looking statements include, but are not limited to: changes in the planned use of proceeds; the failure of closing conditions to be achieved; a change in the Company’s strategy; possible price adjustments; changes in market conditions for hotels and resorts; continued ability to finance acquired properties in the asset backed securities markets; changes in interest rates and financial and capital markets; changes in generally accepted accounting principles and tax laws and the application thereof; the occurrence of terrorist activities or other disruptions to the travel and leisure industries; availability of attractive acquisition opportunities; and such other risk factors as may be discussed in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.